FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206361-04

-----Original Message-----

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]

Sent: Friday, July 08, 2016 1:02 PM

Subject: ★PXG DETAILS★ $824.145MM JPMCC 2016-JP2 **PUBLIC CMBS**

JPMCC COMMERCIAL MORTGAGE SECURITIES TRUST 2016-JP2 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2016-JP2

JOINT BOOKRUNNERS: J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC

CO-LEAD MANAGERS: J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC

CO-MANAGERS: DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES: MOODY'S/FITCH/DBRS

OFFERING TYPE: SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

	SIZE	WAL	CERT
CLS	(MDY/FITCH/DBRS)	($MM)	(YR)	C/E	PXD	CPN%	YLD%	$PX
A-1	Aaa/AAA/AAA	31.322	2.68	30.000%	IS+48	1.3242	1.3082	99.9998
A-2	Aaa/AAA/AAA	16.213	4.67	30.000%	IS+85	2.4751	1.7904	102.9997
A-3	Aaa/AAA/AAA	250.000	9.56	30.000%	IS+120	2.5589	2.4422	100.9997
A-4	Aaa/AAA/AAA	301.524	9.90	30.000%	IS+122	2.8218	2.4801	102.9996
A-SB	Aaa/AAA/AAA	58.379	7.12	30.000%	IS+115	2.7130	2.2499	102.9997
A-S	Aa3/AAA/AAA	77.483	9.96	21.750%	IS+145	3.0556	2.7135	102.9995
B	A3/AA-/AA(low)	48.134	9.96	16.625%	IS+185	3.4595	3.1135	102.9999
C	NR/A-/A(low)	41.090	9.96	12.250%	IS+300	WAC-75	4.2635	96.7253

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$939,196,709
NUMBER OF LOANS:	47
NUMBER OF PROPERTIES:	78
WA CUT-OFF LTV:	60.5%
WA MATURITY LTV:	53.5%
WA U/W DSCR:	1.80x
WA U/W NOI DEBT YIELD:	10.7%
TOP TEN LOANS %:	54.4%
WA TERM TO MATURITY (MOS):	118
WA REMAINING AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	2

LOAN SELLERS:

JPMORGAN CHASE BANK, N.A. (56.8%)

BENEFIT STREET PARTNERS CRE (22.4%)

GERMAN AMERICAN CAPITAL CORPORATION (10.5%) STARWOOD MORTGAGE FUNDING VI LLC (10.3%)

TOP 5 PROPERTY TYPES:

OFFICE (37.3%), RETAIL (25.5%), HOTEL (16.8%), MIXED USE (10.4%), MULTIFAMILY (7.4%)

TOP 5 STATES:

CA (14.1%), GA (11.6%), FL (8.8%), MD (8.7%), TN (8.5%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	LNR PARTNERS, LLC
SENIOR TRUST ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	LNR SECURITIES HOLDINGS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	ON OR ABOUT JULY 29, 2016

ROADSHOW
HARTFORD, BREAKFAST:	WED, 7/6 @ 8:15AM EST, HARTFORD MARRIOTT DOWNTOWN
BOSTON, LUNCH:	WED, 7/6 @ 12:00PM EST, BOSTON HARBOR HOTEL
RECORDED PRESENTATION:	TUES, 7/5

JPM SPG SYNDICATE CONTACTS		DEUTSCHE BANK STRUCTURING CONTACTS
ANDY CHERNA	212-834-4154	SHAISHAV AGARWAL	212-250-6290
MICK WIEDRICK	212-834-4154	DAN PENN	212-250-5149
JENNIFER KORNBLAU	212-834-4154

JPM CMBS BANKING CONTACT		DEUTSCHE BANK CMBS BANKING CONTACT
KUNAL SINGH	212-834-5467	LAINIE KAYE	212-250-5270
BRAD HORN	212-834-9708	MATT SMITH	212-250-6155

JPM CMBS TRADING DESK CONTACT		DEUTSCHE BANK CMBS TRADING CONTACT
ANDY TAYLOR	212-834-3111	BROOKS SCHOLL	212-250-5149
AVINASH SHARMA	212-834-3111	RYAN HORVATH	212-250-5149

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

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